EXHIBIT 99.1
Greg Gluchowski Named President and CEO of Hillman

World-class business leader with proven track record serving customers and driving profitable growth in the hardware and home improvement industry

CINCINNATI August 18, 2015 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) and The Hillman Group, Inc. (collectively, the “Company” or “Hillman”) today announced that hardware and home improvement veteran Gregory J. Gluchowski, Jr. has been named President and Chief Executive Officer and a member of the Company’s board of directors, effective September 8, 2015.

Mr. Gluchowski joins Hillman after serving as President, Hardware & Home Improvement (HHI) of Spectrum Brands Holdings Inc. (NYSE: SPB) and a former division of Stanley Black and Decker (NYSE:  SBD).   Since January 2010, Mr. Gluchowski has led the $1.2 billion HHI division that includes the Kwikset®, Baldwin®, Weiser®, Pfister®, Stanley®, and National® brands and he led the divestiture of the HHI business from SBD to Spectrum. During his time leading HHI at Spectrum and SBD, Mr. Gluchowski grew sales by 50% and more than doubled EBITDA. This was accomplished through a combination of business integration, operational optimization, organizational leadership, change management, strategic acquisitions, and innovation-led organic growth.  Prior to 2010, Mr. Gluchowski held positions of increasing responsibility at Black & Decker in operations, supply chain, and general management roles after joining the company in 2002. He started his career at Phelps Dodge Wire & Cable in 1988 and holds an MBA from Indiana University and an undergraduate degree from Purdue University.

Doug Cahill, Chairman of Hillman, said “Greg Gluchowski is a world-class executive with a proven history of serving customers and driving growth in the hardware and home improvement industry.  He has the ability to fuel sustainable, profitable growth through innovation, operational excellence, acquisitions, change management, and inspiring leadership.  Greg is an outstanding executive to capitalize fully on Hillman’s growth platform for the benefit of our customers, employees, and shareholders.  We are very excited to have him leading the Hillman team.”

Mr. Gluchowski said “I am honored by the Board’s confidence in me and look forward to building on Hillman’s reputation for dedication to its customers, innovative service, and strong financial performance.  I am excited to lead a company with such a strong platform and tremendous potential, and look forward to working with the strong leadership team and talented employees at Hillman.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading distributor of fasteners, key duplication systems, engraved tags, and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories.

For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292